UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4 to Form 8-A
Originally Filed on November 23, 2007

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CTRIP.COM INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Fu Quan Road, Shanghai 200335, People’s Republic of China

(86 21) 3406 4880

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Share Purchase Rights *	The NASDAQ Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

* Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                               Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following at the end thereof:

On October 26, 2015, the Registrant entered into a Fourth Amendment to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”), as subsequently amended by a First Amendment dated August 7, 2014, a Second Amendment dated August 7, 2014 and a Third Amendment dated May 29, 2015, between the Registrant and The Bank of New York Mellon (formerly known as The Bank of New York), as Rights Agent (the “Fourth Amendment”), for the purpose of amending the Rights Agreement to revise the definition of “Exempt Person.” In so far as Baidu, Inc. and any of its Subsidiaries are concerned in connection with the determination of Exempt Person, the term “Exempt Person” shall be applied only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the Ordinary Shares then outstanding in the aggregate.

Capitalized terms used above shall have the same meanings ascribed to them in the Rights Agreement, as amended. This summary description of the Fourth Amendment to the Rights Agreement do not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment to the Rights Agreement, copies of which are filed hereto as Exhibit 4.3, and are incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.	Description

4.3

Fourth Amendment, dated as of October 26, 2015, to the Rights Agreement dated as of November 23, 2007, as amended (the “Rights Agreement”) between the Registrant and The Bank of New York Mellon, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Ctrip.com International, Ltd.

By:	/s/ James Jianzhang Liang
	Name:	James Jianzhang Liang
	Title:	Chief Executive Officer

Dated: October 27, 2015